Amended Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-156098

WELLPOINT, INC.

FINAL TERM SHEET

Dated February 2, 2009

Issuer:	WellPoint, Inc.

Size:	$400mm aggregate principal amount of 6.000% Notes due 2014 $600mm aggregate principal amount of 7.000% Notes due 2019

Maturity:	February 15, 2014 for the 2014 Notes February 15, 2019 for the 2019 Notes

Coupon (Interest Rate):	6.000% for the 2014 Notes 7.000% for the 2019 Notes

Yield to Maturity:	6.044% for the 2014 Notes 7.022% for the 2019 Notes

Spread to Benchmark Treasury:	Treasury + 4.32% for the 2014 Notes Treasury + 4.32% for the 2019 Notes

Benchmark Treasury:	1.750% due 1/31/2014 for the 2014 Notes 3.750% due 11/15/2018 for the 2019 Notes

Benchmark Treasury Yield:	1.724% for the 2014 Notes 2.702% for the 2019 Notes

Interest Payment Dates:	February 15 and August 15 to record holders on the next preceding February 1 and August 1

First Coupon:	August 15, 2009

Redemption Provision:	Treasury Rate + 0.50% for the 2014 Notes Treasury Rate + 0.50% for the 2019 Notes

Price to Public:	99.809% for the 2014 Notes 99.840% for the 2019 Notes

Gross proceeds to Issuer (before expenses):	$399,236,000 for the 2014 Notes $599,040,000 for the 2019 Notes

Net proceeds to Issuer (before expenses):	$396,836,000 for the 2014 Notes $595,140,000 for the 2019 Notes

Trade Date:	February 2, 2009

Settlement Date:	February 5, 2009

Day Count:	30/360

CUSIP/ISINs:	94973V AQ0/US 94973VAQ05 (2014 Notes) 94973V AR8/US 94973VAR87 (2019 Notes)

Joint Book-Running Managers:	Banc of America Securities LLC Deutsche Bank Securities Inc.

SunTrust Robinson Humphrey, Inc. (Passive 5yr) UBS Securities LLC (Passive 5yr) Goldman, Sachs & Co. (Passive 10yr) Credit Suisse Securities (USA) LLC (Passive 10yr)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus, which, in the case of the issuer, you may request the prospectus by calling Corporate Secretary, (317) 488-6000 or emailing shareholder.services@wellpoint.com at WellPoint, Inc. In the case of Banc of America Securities LLC, you may request the prospectus by calling (800) 294-1322, and in the case of Deutsche Bank Securities Inc., you may request the prospectus by calling (800) 503-4611.